Exhibit 4
================================================================================

FLEXIBLE PREMIUM
DEFERRED VARIABLE ANNUITY

Flexible Premium Deferred Variable Annuity in which the accumulation value may be allocated between the variable sub-accounts of the separate account and the interest rate guarantee periods of the guaranteed interest account. Amounts allocated to the variable sub-accounts may increase or decrease based on the investment experience of the variable sub-accounts selected. Annuity payments begin on the maturity date. A death benefit is payable if the Owner's death occurs before annuity payments begin. Non-participating (No dividends).

--------------------------------------------------------------------------------

This policy is a legal contract between the Owner and the Company.

Please read your policy carefully.

Jefferson Pilot Financial Insurance Company will make annuity payments beginning on the maturity date, subject to this policy being in force and subject to the provisions of this policy.

The maturity date and the payment option may be changed by the Owner at anytime before the annuity payments begin.

This policy provides a death benefit if the Owner's death occurs before the annuity payments begin, while this policy is in force, and subject to the provisions of this policy.

Riders providing supplemental benefits or policy changes, and a copy of the application, if any, follow page 14.

Signed for the Company at its Home Office in Concord, New Hampshire, on the policy date.


      /s/ David A. Stonecipher                 /s/ Robert A. Reed

          David A. Stonecipher                     Robert A. Reed
          Chief Executive Officer                  Secretary

Right to Cancel Policy

You may cancel this policy within 10 days after you receive it. Simply return it to our Variable Annuity Service Center at [P.O. Box 515, Concord, New Hampshire 03302-0515,] [Phone: 1-800-258-3648, ext. 5394,] or to your registered representative. Canceling this policy will void it from the beginning, and we will refund to you the accumulation value. If this policy was issued as an IRA and it is canceled, we will refund to you any premiums paid.

Jefferson Pilot Financial Insurance Company
[One Granite Place]
[Concord, New Hampshire 03301]
A Stock Company

================================================================================


94-516

Table of Contents                                                 Page No.

Account Allocation ...............................................    7
Accumulation Period ..............................................    5
Accumulation Unit ................................................    7
Accumulation Unit Value ..........................................    7
Accumulation Value ...............................................    7
Administrative Expense Charge ....................................    3
Age ..............................................................    5
Amount of Annuity Payment ........................................   11
Annual Administrative Fee ........................................    3
Annual Statement .................................................    9
Annuitant ........................................................   3,5
Annuity Period ...................................................    5
Annuity Proceeds .................................................   11
Annuity Unit .....................................................    5
Annuity Unit Value ...............................................   11
Annuitization ....................................................   11
Assignment .......................................................    6
Beneficiary ......................................................    5
Benefit and Payment Provisions ...................................   10
Cash Surrender Value .............................................    8
Charges and Deductions ...........................................    3
Company ..........................................................    5
Conformity with Law ..............................................    6
Death Benefit After Annuity Payments Begin .......................   10
Death Benefit Before Annuity Payments Begin ......................   10
Death of Payee ...................................................   12
Definitions ......................................................    5
Due Proof ........................................................    5
Fixed and Variable Payment Options ...............................   11
Fixed Payment Options ............................................   11
Free Partial Withdrawals .........................................    9
General Information ..............................................    3
General Provisions ...............................................    6
Guaranteed Excess Interest for
Fixed Payment Options ............................................   12
Guaranteed Interest Account ......................................   3,8
Guaranteed Minimum Interest Rate (For the Interest
  Rate Guarantee Periods) ........................................   3,8
Home Office ......................................................    5
Incontestability .................................................    6
Initial Premium Allocations ......................................    3
Interest Rate Guarantee Period ...................................    8
Interest Rates ...................................................    6
Irrevocable Beneficiary ..........................................    5
JPF Variable Annuity Separate Account ............................    3
Joint Owner ......................................................   3,5
Market Value Adjustment ("MVA") ..................................    8
Maturity Date .................................................... 3,5,10
Maximum Free Partial Withdrawal Percentage .......................   3,9
Minimum Values ...................................................    9
Misstatement of Age or Sex .......................................    6
Mortality and Expense Risk Charge ................................    3
Net Investment Factor ............................................    7
Non-Participating ................................................    5
Notice, Election, Request ........................................    5
Owner ............................................................   3,5
Payee ............................................................    5
Payment of Annuity ...............................................   10
Payment of Premiums ..............................................    6
Payment Option Tables ............................................  12,13
Payment Options ..................................................  11,12
Policy ...........................................................    6
Policy Anniversary ...............................................    5
Policy Changes ...................................................    6
Policy Date ......................................................   3,5
Policy Earnings ..................................................    9
Policy Values Provisions .........................................    7
Policy Year ......................................................    5
Premium Enhancement ..............................................    3
Premium Provision ................................................    6
Premiums .........................................................    3
Proof of Survival ................................................   11
Protection Against Creditors .....................................   12
Schedule Page ....................................................    3
Separate Account .................................................    5
Settlement .......................................................    6
Supplementary Contract ...........................................   12
Taxes ............................................................    8
Transfer Fee .....................................................    3
Transfers ........................................................    8
Valuation Day ....................................................    6
Valuation Period .................................................    6
Variable Annuity Service Center ..................................    6
Variable Payment Options .........................................   11
Variable Sub-Accounts ............................................   3,7
We, Our, Us ......................................................    6
When Annuity Payments Begin ......................................   12
Withdrawal Charge Schedule .......................................   3,9
Withdrawals ......................................................    9
You, Your ........................................................    6

SCHEDULE PAGE FOR POLICY NUMBER: [123456789]

                               GENERAL INFORMATION
Owner: [John Doe]

Owner's Issue Age and Sex:                          [35   Male]
Joint Owner: [Jane Doe]


Joint Owner's Age and Sex:                          [35   Female]

Annuitant: [John Doe]

Annuitant's Issue Age and Sex:                      [35   Male]

Policy Date:                                        [January 1, 2000]

Maturity Date:                                      [January 1, 2030]

                                    PREMIUMS

Initial Premium Payment:                            [$10,000.00]
  (Additional premiums are
  payable at the Owner's discretion)

Minimum Additional
  Premium Payment:                                  [$50.00]

Premium Enhancement:                                [None]

[The premium enhancement shown above will be added to the initial and subsequent premium payments. The amount of the premium enhancement, if any, is determined as a percentage of each premium paid to the policy.]


94-516                              Page 3a

                           INITIAL PREMIUM ALLOCATIONS

                      JPF Variable Annuity Separate Account

                                                             Initial Allocation
          Variable Sub-Accounts                                  Percentage
----------------------------------------------------------  --------------------
[JPVF World Growth Stock Portfolio - Templeton]                    [0.00%]
[JPVF International Equity Portfolio - Lombard Odier]             [20.00%]
[JFVF Emerging Growth Portfolio - MFS]                             [0.00%]
[JPVF Capital Growth Portfolio - Janus ]                           [0.00%]
[JPVF Small Company Portfolio - Lord, Abbett & Co.]                [0.00%]
[JPVF Growth Portfolio - Strong]                                   [0.00%]
[JPVF S&P 500* Index Portfolio - Barclays]                         [0.00%]
[Fidelity VIP Growth ]                                            [20.00%]
[Fidelity VIP II Contrafund ]                                      [0.00%]
[Oppenheimer Capital Appreciation Fund/VA]                         [0.00%]
[MFS Research Series]                                              [0.00%]
[MFS Utilities Series]                                             [0.00%]

[Fidelity VIP Equity Income]                                      [20.00%]
[JPVF Value Portfolio - Credit Suisse]                             [0.00%]
[JPVF Balanced Portfolio - Janus]                                  [0.00%]

[JFVF High Yield Bond Portfolio - MFS]                             [0.00%]
[JPVF Money Market Portfolio - MFS]                                [0.00%]
[Oppenheimer Bond Fund/VA]                                        [20.00%]
[Oppenheimer Strategic Bond Fund/VA]                               [0.00%]

[* "Standard & Poor's(R)", "S&P(R)", "S&P 500(R)", "Standard & Poor's 500", and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Jefferson Pilot Variable Corporation. This annuity is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing this annuity.]

                           Guaranteed Interest Account

                                                     Initial         Initial Allocation
            Interest Rate Guarantee Periods       Interest Rate          Percentage
----------------------------------------------   ---------------   ----------------------
     [1-Year]                                        [5.25%]               [0.00%]
     [3-Year**]                                      [5.75%]               [0.00%]
     [5-Year**]                                      [6.00%]              [20.00%]

[**A Market Value Adjustment ("MVA") may apply to amounts transferred, withdrawn or annuitized.]


Guaranteed Minimum Interest Rate (For the Interest Rate
  Guarantee Periods):                                                   [3.00%]

[Transfers from any 1-Year interest rate guarantee period into a current 1-Year interest rate guarantee period are not permitted.]


                                    Page 3b

                           WITHDRAWAL CHARGE SCHEDULE

            Complete Years Elapsed                  Withdrawal
              Since Premium Paid                Charge Percentages*
              ------------------                -------------------
                 [Less than 1]                         [8%]
                      [1]                              [8%]
                      [2]                              [7%]
                      [3]                              [6%]
                      [4]                              [5%]
                      [5]                              [4%]

                      [6]                              [3%]
                      [7]                              [0%]

*A separate withdrawal charge schedule applies to each premium. The withdrawal charge percentage for each premium varies according to the complete years elapsed since the premium payment was received by us. There will be no withdrawal charges on withdrawals of policy earnings.

Maximum Free Partial Withdrawal Percentage:                            [10.00%]

                                                           CHARGES AND DEDUCTIONS

[Annual Administrative Fee: ]                                          [$35.00] [(Waived if the accumulation value
                                                                                is $50,000.00 or more on the last day
                                                                                of the policy year.)]

[Transfer Fee:]                                                        [$10.00] [(Per transfer, after 12 transfers
                                                                                in any given policy year.)]

Variable Sub-Account Charges                               Annualized Charge - Deducted Daily

  [Mortality and Expense Risk Charge:]                                 [1.10%]

  [Administrative Expense Charge:]                                     [0.15%]

  [Enhanced Death Benefit - Option 1 :]                                [0.10%]  [(Please refer to attached rider for
                                                                                an explanation of this benefit and
                                                                                charge.)]

  [Enhanced Death Benefit - Option 2:]                                 [0.15%]  [(Please refer to attached rider for
                                                                                an explanation of this benefit and
                                                                                charge.)]

  [Waiver of Withdrawal Charges for Extended Care]
  [Confinement and Terminal Illness:]                                  [0.05%]  [(Please refer to attached rider for
                                                                                an explanation of this benefit and
                                                                                charge.)]
                                                                      ---------
  [Total Annualized Charges:]                                          [1.55%]

[Annual Administrative Fee

An annual administrative fee is deducted from the accumulation value at the end of each policy year and upon full withdrawal of the cash surrender value. The annual administrative fee is shown above.]

[Transfer Fee

A transfer fee may be deducted from the accumulation value for each transfer after the 12th transfer in a policy year. The transfer fee is shown above.]

[Mortality and Expense Risk Charge

The mortality and expense risk charge is deducted daily from each variable sub-account. This charge is calculated as a percentage of the account value for each variable sub-account value. The annualized mortality and expense risk charge is shown above.]

[Administrative Expense Charge

The administrative expense charge is deducted daily from each variable sub-account. This charge is calculated as a percentage of the account value for each variable sub-account value. The annualized administrative expense charge is shown above.]


94-516                              Page 3c                        Insert A5163c

                     This page was intentionally left blank.

Definitions

Accumulation Period

(May be referred to as the Pay-in Period)
The period which begins on the policy date and ends on the maturity date.

Age

Age last birthday.

Annuitant

The natural person on whose age and sex the annuity payments are based. Unless stated otherwise in writing, the Owner is the Annuitant. The Annuitant is shown on the schedule page.

Annuity Period

(May be referred to as the Pay-out Period)
The period which begins on the maturity date and ends with the last annuity payment under a variable payment option.

Annuity Unit

A unit of measure used to determine the amount of each variable annuity payment.

Beneficiary

The person or persons named in writing who receives a death benefit. You may name anyone as the beneficiary. A beneficiary must survive the Owner and any Joint Owner by more than 24 hours to receive a death benefit. You may change the beneficiary by providing us with a signed request. Changing the beneficiary is subject to the rights of any irrevocable beneficiary.

The death benefit will be paid to your estate if you have not named a beneficiary or if no beneficiary survives you by more than 24 hours when you die.

Company

Jefferson Pilot Financial Insurance Company.

Due Proof

Information that we need to process a death benefit claim. This information includes a death certificate and a death benefit claim form acceptable to us.

Home Office

[One Granite Place, Concord, New Hampshire 03301.]

Irrevocable Beneficiary

A beneficiary whose interest cannot be changed without his or her consent.

Joint Owner

The person named in writing as the Joint Owner. Our consent is needed to name a Joint Owner that is not the Owner's spouse. You may change the Joint Owner by sending us a notice signed by the Owner and any Joint Owner. You must have our consent to change the Joint Owner. The Joint Owner, if any, is shown on the schedule page.

Maturity Date

The date the annuity payments begin. The maturity date is shown on the schedule page.

Non-Participating

This policy does not share in the Company's divisible surplus. This policy does not pay dividends.

Notice, Election, Request

Unless otherwise permitted by the Company, a writing that is in a form acceptable to us. A notice, election or request is not binding on any payment or action we make prior to receiving such notice, election or request at our variable annuity service center.

Owner

The person or entity who may exercise every right in this policy. The Owner must be named in writing. You may request a change in ownership by sending us a signed notice. You must have our consent to change the Owner. You must also have our consent to name an Owner that is not a natural person. These rights are subject to the written consent of any irrevocable beneficiary. The Owner is shown on the schedule page.

Payee

The person or entity you name to receive the annuity payments. Our consent is needed if the Payee is an executor, a personal representative, an administrator, a trustee, a corporation, a partnership or an association. If the payment option is Payment Option 2 - Life Income, the Payee must be the Annuitant.

Policy Anniversary

Any policy date anniversary.

Policy Date

The date from which we measure the policy anniversaries. The policy date is shown on the schedule page.

Policy Year

Each consecutive 12-month period. The 1st policy year begins on the policy date. Therefore, each policy year begins on a policy anniversary.

Separate Account

The JPF Variable Annuity Separate Account.


94-516                               Page 5                         Insert A5165

Valuation Day

Any day on which both the New York Stock Exchange is open for trading and the Company is open.

Valuation Period

The period of time beginning at the close of business for the New York Stock Exchange on any valuation day and ending at the close of business on the next valuation day. A valuation period may be more than one day.

Variable Annuity Service Center

Our variable annuity service center is located at [P.O. Box 515, Concord, New Hampshire 03302-0515,] [Phone: 1-800-258-3648, ext. 5394.] Send all policy correspondence to this address.

We, Our, Us

Jefferson Pilot Financial Insurance Company.

You, Your

The Owner, and any Joint Owner.

--------------------------------------------------------------------------------

General Provisions

Policy

This policy is issued in consideration of the initial premium. If a check is used to pay the initial premium, and the check is not honored, this policy will be void. This policy, and any attached endorsements, riders and copy of the application, if any, form the entire policy.

Policy Changes

Only our Chief Executive Officer, President, Executive Vice President or Secretary can change the policy terms. Any such changes must be in writing.

Assignment

You may assign this policy only before the maturity date. We are not bound by an assignment unless we receive notice of it at our variable annuity service center. All policy rights and benefits are subject to any assignment. We are not responsible for determining the validity or sufficiency of any assignment.

Incontestability

This policy is incontestable from the policy date.

Interest Rates

All interest rates are expressed as annual effective interest rates.

Settlement

Policy payment or settlement is made at our variable annuity service center. We may require you to surrender the policy at settlement.

Misstatement of Age or Sex

If the Annuitant's age or sex is misstated, the benefits will be those that the annuity proceeds would have purchased at the true age and sex. If we made any underpayments because of misstatement, we will pay the Payee underpayments with interest at 6.00% per year. If we made any overpayments because of misstatement, we will charge overpayments with interest at 6.00% per year against the current or the succeeding annuity payments.

Conformity with Law

This policy conforms with the minimum state requirements where it is delivered. The state law where this policy is delivered supersedes any conflicting laws of any other state where the Owner may live on or after the policy date. If any provision of this policy is contrary to any law to which it is subject, such provision is amended to conform to that law.

--------------------------------------------------------------------------------

Premium Provision

Payment of Premiums

The initial premium must be paid on or before the policy date. The initial premium amount is shown on the schedule page. Premiums paid after the initial premium may vary in amount and frequency. Subsequent premiums must be at least the minimum additional premium amount that is shown on the schedule page, unless agreed by us in writing at our variable annuity service center. We reserve the right to limit additional premiums to a maximum of $25,000.00 each policy year.

All premium payments must be made payable to the Company at our variable annuity service center, or made payable to the Company and delivered to your registered representative.

Policy Values Provisions

Accumulation Value

The initial accumulation value equals:

1.    The initial premium; plus

2.    Any applicable premium enhancement; less

3.    Any taxes.

The accumulation value on or before the maturity date equals:

1.    The sum of the variable sub-account values; plus

2.    The value of the guaranteed interest account.

Account Allocation

The Owner must specify the allocation percentages that will be used to allocate the initial accumulation value between the variable sub-accounts of the separate account and the interest rate guarantee periods of the guaranteed interest account. The initial allocation percentages are shown on the schedule page. These allocation percentages will be used to allocate subsequent premiums unless the Owner changes them. The Owner must request any such change in a form acceptable to us. Account allocation percentages and dollar amounts may be subject to minimums.

Variable Sub-Accounts

A variable sub-account is a division of the JPF Variable Annuity Separate Account. Each variable sub-account is not chargeable with liabilities arising out of any other variable sub-account, any other separate account or any of our business. The variable sub-accounts available on the policy date are shown on the schedule page. At our discretion we may add, delete or substitute variable sub-accounts.

For each variable sub-account, the account value equals the number of accumulation units attributable to the policy in that variable sub-account multiplied by the value of the accumulation unit for that variable sub-account.

Accumulation Unit

Premiums allocated to a variable sub-account or amounts transferred to a variable sub-account are converted into accumulation units. The number of accumulation units is determined by dividing the dollar amount allocated to a variable sub-account by the value of an accumulation unit for that variable sub-account for the valuation day on which the premium or transferred amount is invested in the variable sub-account. Therefore, premiums allocated or amounts transferred to a variable sub-account increase the number of accumulation units of that variable sub-account.

The events which will reduce the number of accumulation units of a variable sub-account are as follows:

1.    Withdrawals or transfers from a variable sub-account;

2.    Full withdrawal of the policy;

3.    Payment of a death benefit;

4.    Application of a variable sub-account value to a payment option; and

5.    Applicable charges and deductions.

Accumulation units are reduced as of the end of the valuation period in which the event occurs.

Accumulation Unit Value

The value of an accumulation unit at the end of every valuation day is the value of the accumulation unit at the end of the previous valuation day multiplied by the net investment factor.

Net Investment Factor

The net investment factor is used to measure the investment performance of a variable sub-account. The net investment factor for any variable sub-account for any valuation period is determined by 1 divided by 2, minus 3, where:

1.    Is the result of:

      a. The value of the assets held in the separate account for that variable sub-account at the end of the current valuation period; plus

      b. The dividend or capital gain distributions credited to those assets at the end of the valuation period for which the net investment factor is being determined; minus

      c. Any amount charged against the separate account for taxes, or any amount we set aside during the valuation period as a provision for taxes attributable to the operation or maintenance of the separate account; and

2. Is the value of the assets held in the separate account for that variable sub-account at the end of the preceding valuation period; and

3. Is a factor for the valuation period representing the mortality and expense risk charge, administrative expense charge, and any applicable optional benefit rider charge deducted from the variable sub-account. The annualized rate for these charges are shown on the schedule page.

Guaranteed Interest Account

The guaranteed interest account is guaranteed by the General Account of the Company. Within the guaranteed interest account, amounts may be allocated to the interest rate guarantee periods. The value of the guaranteed interest account equals the sum of all interest rate guarantee period account values.

Interest Rate Guarantee Period

An interest rate guarantee period is a division of the guaranteed interest account. Amounts allocated to an interest rate guarantee period are credited with a fixed interest rate for a specific period. The interest rate guarantee periods of the guaranteed interest account are shown on the schedule page. At our discretion we may add or delete interest rate guarantee periods.

At the end of an interest rate guarantee period, a new interest rate will be declared by the Company at its discretion for the same interest rate guarantee period as the previous interest rate guarantee period. The guaranteed minimum interest rate for all interest rate guarantee periods is shown on the schedule page.

Amounts withdrawn, transferred, or annuitized from interest rate guarantee periods may be subject to a Market Value Adjustment ("MVA"). Withdrawals, transfers, or annuitization made during the 30 day period prior to the end of an interest rate guarantee period are not subject to a MVA. If a MVA applies to an interest rate guarantee period, it will be shown on the schedule page.

Market Value Adjustment ("MVA")

A MVA may apply to one or more of the interest rate guarantee periods of the guaranteed interest account. If a MVA applies to an interest rate guarantee period, it is shown on the schedule page. A MVA, if any, applies to amounts transferred, withdrawn or annuitized from the related interest rate guarantee period. The MVA will not be applied during the 30-day period prior to the end of an interest rate guarantee period. The MVA can be positive or negative, but will never reduce the return on the guaranteed interest account below the guaranteed minimum interest rate. The MVA is calculated as follows:
                                           N/12
                        [[(1+I)/(1+J+.004)]     - 1] x A

I = The interest rate being credited on the premium in the interest rate guarantee period from which the withdrawal or transfer is being taken.

J = The currently available interest rate for the period of time most closely approximating the duration remaining in the current interest rate guarantee period. For purposes of calculating this factor, linear interpolation will be used to determine the interest rate for durations for which there is currently no available interest rate guarantee period. If the period is less than 1 year, then the Company will use the currently available interest rate for the 1-year interest rate guarantee period. Fractional years will be rounded to the nearest month and the interest rate will be calculated using linear interpolation.

N = The number of full months remaining in the interest rate guarantee period.

A  =  The amount withdrawn, transferred or annuitized.

Guaranteed Minimum Interest Rate (For the Interest Rate Guarantee Periods)

Interest rates credited to the interest rate guarantee periods of the guaranteed interest account are guaranteed never to be less than the guaranteed minimum interest rate. The guaranteed minimum interest rate (for the interest rate guarantee periods) is shown on the schedule page.

Taxes

Some states charge a premium tax. We will deduct premium taxes if we must pay them. This may occur, for example, at the time when you pay a premium, surrender the policy, make a full or partial withdrawal, when the policy reaches the maturity date, or when a death benefit is paid.

No charges are currently imposed for Federal, state, or local taxes other than state premium taxes. However, we reserve the right to deduct charges in the future for such taxes that are attributable to this policy.

Transfers

During the accumulation period, you may transfer the accumulation value among variable sub-accounts of the separate account and the interest rate guarantee periods of the guaranteed interest account. However, there may be restrictions on transfers from the interest rate guaranteed periods, see your schedule page for any limitations.

During the annuity period, if you have chosen a variable annuity payment option, you may transfer the separate account value among the various variable sub-accounts, or to a fixed payment option. However, values are not permitted to be transferred from a fixed payment option.

There are no limits on the number of transfers allowed. However, a transfer fee may be deducted from the accumulation value after you make 12 transfers in a policy year. The transfer fee may be applied to each transfer made. All transfers are subject to minimum amounts. Transfers from the guaranteed interest account may be subject to a MVA.

Cash Surrender Value

The cash surrender value before annuity payments begin equals:

1.    The accumulation value; less

2.    Any applicable MVA; less

3.    Any annual administrative fee; less

4.    Any withdrawal charges; less

5.    Any taxes payable by us and not previously deducted.

Withdrawals

Before annuity payments begin, you may make a full or partial withdrawal of the cash surrender value of this policy. The accumulation value is reduced by:

1.    The withdrawal amount; and

2.    Any applicable MVA; and

3.    Any applicable withdrawal charges; and

4.    Any taxes payable by us and not previously deducted.

You may specify the variable sub-accounts and the interest rate guarantee periods from which the withdrawal should be taken. If we do not receive withdrawal instructions from you, we will allocate the withdrawal among the variable sub-accounts and the interest rate guarantee periods in the same proportions as you have instructed us to allocate your premiums.

To complete a withdrawal, we must receive a written notice from you. If there is a Joint Owner, both the Owner and Joint Owner must agree to and request the withdrawal.

We may defer paying a full or partial withdrawal from an interest rate guarantee period for up to 6 months. If we delay payment, we will notify you in writing. If payment is deferred, we will credit the deferred amount with interest as required by law.

If any withdrawal would reduce the accumulation value below $2,000.00, we may treat the request as a request for a full withdrawal. Upon full withdrawal, this policy is terminated.

Withdrawal Charge Schedule

A separate withdrawal charge schedule applies to each premium. Withdrawal charges are a percentage of each premium withdrawn. The withdrawal charge schedule is shown on the schedule page.

Withdrawal charges are calculated assuming that policy earnings are withdrawn first. After all policy earnings have been withdrawn, premiums are deemed to be withdrawn in the order in which they were received by us beginning with the initial premium. A withdrawal charge will not be imposed on withdrawals of policy earnings.

Policy Earnings

The excess, if any, of the accumulation value over the aggregate premiums as of the date of a withdrawal.

Aggregate premiums equal the sum of premiums paid less the sum of premiums withdrawn.

Free Partial Withdrawals

In addition to a free withdrawal of policy earnings during each policy year, you may also withdraw up to the maximum free partial withdrawal amount without a withdrawal charge.

The maximum free partial withdrawal amount available at any given time equals the excess, if any, of 1 less 2 where:

1. Is the maximum free partial withdrawal percentage multiplied by the aggregate premiums as of the date of withdrawal; and

2.    Is the sum of any premiums withdrawn during the same policy year.

Aggregate premiums equal the sum of premiums paid less the sum of premiums withdrawn.

If a free partial withdrawal amount is still available at the time of a full withdrawal, any withdrawal charges applicable to the remaining free partial withdrawal amount will be waived.

Maximum Free Partial Withdrawal Percentage

The maximum free partial withdrawal percentage is the percentage used to determine the maximum free partial withdrawal amount. The maximum free partial withdrawal percentage is shown on the schedule page.

Minimum Values

The cash surrender value, paid-up annuity, and death benefit will not be less than the minimum that is required by state law where this policy is delivered.

Annual Statement

We will send the Owner an annual statement. The annual statement will show the accumulation value and cash surrender value at the end of the reporting period. The annual statement will show any other facts required by state or federal laws or regulations.


94-516                               Page 9

Benefit and Payment Provisions

This policy is intended to qualify as an annuity contract under Section 72 of the Internal Revenue Code ("IRC") as amended. The Benefit and Payment Provisions should be interpreted consistently with IRC Section 72(s) minimum distribution rules. If this policy is sold as a qualified retirement plan (including an Individual Retirement Annuity or IRC Section 403(b) Tax-Sheltered Annuity), distribution provisions of the qualified retirement plan endorsement attached to this policy may amend and replace certain provisions of this policy.

Maturity Date

The maturity date is shown on the schedule page. The Owner may change the maturity date anytime before annuity payments begin. The new maturity date must:

1.    Be no earlier than the 2nd policy anniversary; and

2.    Occur on or before the later of:

      a.    The 10th policy anniversary; and

      b. The policy anniversary on or immediately following the Annuitant's 90th birthday.

Death Benefit Before Annuity Payments Begin

If this policy is owned by a trust, a corporation, a partnership, an association or like entity for the Annuitant's benefit, the Annuitant is considered the Owner for purposes of this death benefit provision.

Upon the death of the Owner when there is no Joint Owner, and when we receive due proof of the Owner's death before the maturity date while this policy is in force, a death benefit will be payable to the beneficiary.

Upon the death of either the Owner or Joint Owner, when there is a Joint Owner, the surviving Owner, if any, becomes the beneficiary. A surviving Owner must survive the deceased Owner by more than 24 hours. Any beneficiary at the time of death is replaced by the surviving Owner.

At the time when we receive due proof of the Owner's or Joint Owner's death before the maturity date while this policy is in force, a death benefit will be payable to the beneficiary that equals the greater of:

1.    The accumulation value without a MVA; or

2.    The sum of all premiums paid less the sum of all partial withdrawals; or

3.    If elected, the optional enhanced death benefit.

      The enhanced death benefit options cannot be elected after the policy date. If an enhanced death benefit option is elected, it will be shown on the schedule page and will be described in an attached rider.

For purposes of calculating the death benefit, we will use policy values as of the date we receive due proof of the Owner's or Joint Owner's death and the beneficiary's payment option election.

If the applicable law requires the death benefit to be calculated in a manner that results in a larger death benefit, we will pay the larger benefit amount.

The entire death benefit must be paid within 5 years of the Owner's death unless:

1. The beneficiary is the Owner's spouse -- then the beneficiary may choose to become the Owner and keep this policy in force. If we do not receive a signed request for the death benefit within 90 days after the Owner's death, we will deem that the spouse chose to become the Owner and keep this policy in force; or

2.    The beneficiary is not the Owner's spouse -- then the beneficiary may:

      a. Have the death benefit paid under a payment option not longer than the beneficiary's life expectancy. Such payments must start within one year of the Owner's death; or

      b. Elect to leave the death benefit with the Company for 5 years. The death benefit will be applied under Payment Option 3 - Interest of the payment options.

If the Owner is not the Annuitant, and the Annuitant dies while this policy is in force, the Owner must choose a new Annuitant. If the Owner does not choose a new Annuitant, the Owner becomes the Annuitant.

Death Benefit After Annuity Payments Begin

If the Owner, the Annuitant, or the Payee dies after the maturity date, annuity payments will continue as provided under the payment option in effect. No payment option can continue after the Owner's death unless it satisfies IRC
Section 72(s) minimum distribution rules.

Payment of Annuity

If this policy is in force on the maturity date, we will pay the Payee an annuity under the payment option you choose. If the Owner does not name a Payee, the Annuitant will become the Payee. The first annuity payment is made on the maturity date.

Fixed and Variable Payment Options

Before the maturity date, you may choose a fixed payment option, a variable payment option or a combination of a fixed and a variable payment option, or change a previous payment option. If no payment option is selected, Fixed Payment Option 2 - Life Income with guaranteed period of 10 years payable monthly becomes effective. Proof of the Annuitant's age and sex is required before any Payment Option 2 - Life Income annuity payments begin.

Annuitization

After annuity payments begin, this policy is annuitized. Once annuitized, you cannot make a full or partial withdrawal.

Amount of Annuity Payment

The initial annuity payment amount is no less than:

1.    Each $1,000 of annuity proceeds applied; times

2. The applicable payment option table factor under the payment option elected.

If Payment Option 2 - Life Income is chosen, the applicable factor is determined by the Annuitant's age and sex at the time annuity payments begin.

If the annuity payment is less than $50.00, we reserve the right to change the annuity payment frequency so that the annuity payments are at least equal to $50.00.

If on the maturity date the annuity proceeds are less than $2,000.00, or would provide income of less than $20.00 per month, we will pay you the annuity proceeds in one lump sum.

Annuity Proceeds

The annuity proceeds available on the maturity date equal:

1.    The accumulation value before annuity payments begin; less

2.    Any applicable MVA; less

3.    Any taxes payable by us and not previously deducted.

Proof of Survival

We can require proof that the Annuitant is alive on any date an annuity payment is payable.

--------------------------------------------------------------------------------

Payment Options

Fixed Payment Options

You may choose a fixed payment option. Payments under a fixed payment option do not vary in dollar amount. Annuity payments made will equal or exceed those required by the state where this policy is delivered.

Variable Payment Options

You may choose a variable payment option. Payments under a variable payment option will fluctuate based on the investment performance of the variable sub-accounts that you have chosen.

Only options a and b of Payment Option 2 are available as variable payment options.

Annuity proceeds may be allocated to one or more of the variable sub-accounts. The first annuity payment is determined based upon the variable payment option chosen and the amount of annuity proceeds.

The dollar amount of subsequent annuity payments will be determined using annuity units. The number of annuity units will be determined at the time annuity payments begin and will remain fixed unless transferred as described below. The number of annuity units for a variable sub-account is 1 divided by 2, where:

1. Is the portion of the first annuity payment attributable to that variable sub-account; and

2. Is the annuity unit value for that variable sub-account on the maturity date.


After the first annuity payment, each subsequent annuity payment is a dollar amount equal to the sum of the annuity payment amount for each variable sub-account. The annuity payment amount for a variable sub-account is the number of annuity units for that variable sub-account times the annuity unit value for that variable sub-account on the date the payment is due.

Annuity Unit Value

The annuity unit value of each variable sub-account for any valuation period is equal to 1 multiplied by 2, divided by 3, where:

1. Is the net investment factor for the valuation period for which the annuity unit value is being calculated; and

2.    Is the annuity unit value for the preceding valuation period; and

3. Is a daily assumed interest rate factor adjusted for the number of days in the valuation period.


94-516                              Page 11

The assumed interest rate factor is equal to one plus the assumed interest rate. The assumed interest rate is used to calculate the initial variable annuity payment. The payment option tables in this policy reflects an assumed interest rate of 3.00%. If the actual net investment performance of the variable sub-account is less than the assumed interest rate, then the dollar amount of the variable annuity payments will decrease. If the actual net investment performance of the variable sub-account is higher than the assumed interest rate, then the dollar amount of the actual variable annuity payments will increase. If the net investment performance exactly equals the assumed interest rate, then the dollar amount of the actual variable annuity payments will remain the same.

Annuity units may be transferred upon request. The number of annuity units for the new variable sub-account is 1 times 2, divided by 3, where:

1.    Is the number of annuity units for the current variable sub-account; and

2.    Is the value of the annuity unit for the current variable sub-account; and

3.    Is the value of the annuity unit for the new variable sub-account.

Payment Options

Only options a and b of Payment Option 2 are available as variable payment options.

1. Income for Fixed Period Annuity payments are paid as mutually agreed for at least 5 years.

2.    Life Income Annuity Payments are paid as elected under a, b, or c:

a.    Life Only - The annuity payments are paid as long as the Annuitant lives.

b. Guaranteed Period - The annuity payments are paid during the guaranteed period. After that, annuity payments are paid as long as the Annuitant lives.

c. Installment Refund - The annuity payments are paid until the sum of the payments equals the amount of annuity proceeds on the maturity date. After that, the annuity payments are paid as long as the Annuitant lives.

The annuity payment amount is determined by the Annuitant's age and sex at the time when the annuity payments begin.

3. Interest For an agreed period of at least 5 years, annuity proceeds will be held by us and will earn interest at a rate we declare annually. During the period:

a.    Interest is paid periodically to the Payee; or

b.    Interest accumulates.

Any time during the period, annuity proceeds plus any accumulated interest may be applied under another payment option. At the end of the period, annuity proceeds plus any accumulated interest may be taken in a lump sum payment, or applied under another payment option.

4. Income of Fixed Amount Annuity payments are paid in an agreed amount until annuity proceeds and interest are exhausted. The payment period must be for at least 5 years.

We reserve the right to offer additional payment options. Amounts allocated to any fixed payment option may not be transferred.

When Annuity Payments Begin

Interest under Payment Option 3 will be paid at the end of each payment period. Annuity payments under all other payment options are made at the beginning of each payment period. Payment periods begin on the date the annuity payments begin.

Guaranteed and Excess Interest for Fixed Payment Options

Annuity payments under Payment Options 1, 2, 3, and 4 are calculated at a guaranteed interest rate of 3.00%. If we declare more than that interest rate, the excess will be paid as determined by us under Payment Options 1, 3, and 4 and during the Payment Option 2 guaranteed and installment refund periods.

Protection Against Creditors

As permitted by law, funds held and payment option payments shall not be subject to levy, attachment or other judicial process.

Payment Option Tables

The following tables show monthly annuity payments based on $1,000.00 of annuity proceeds. Upon request, the payments under any payment option can be paid quarterly, semi-annually or annually. The annuity payments for any age, sex or payment frequency not shown are furnished upon request.

Death of Payee

If any annuity payments remain unpaid under a payment option upon the Payee's death, any remaining annuity payments will be made under the supplementary contract terms.

Supplementary Contract

Annuity proceeds applied to a fixed payment option must be applied to a supplementary contract expressing the payment terms. If all of the annuity proceeds are applied to a fixed payment option, this policy is terminated.

Payment Option Tables

Initial Monthly Income per $1,000 of
Annuity Proceeds

Guaranteed Basis of Calculation for Payment Options

Option 1, 3 and 4: 3.0% interest compounded annually.
Option 2:          3.0% interest compounded annually and the
                   Annuity 2000 Mortality Table.

Option I - Income for Fixed Period
----------------------------------------------------------------------------------------------------------------------------------
  No. of   Monthly     No. of    Monthly   No. of    Monthly   No. of    Monthly     No. of   Monthly    No. of       Monthly
   Years    Income     Years     Income    Years     Income    Years     Income      Years    Income     Years        Income
----------------------------------------------------------------------------------------------------------------------------------
     5      $17.91      10       $9.61       15       $6.87      19       $5.73       23       $4.99     27         $4.47
     6       15.14      11        8.86       16        6.53      20        5.51       24        4.84     28          4.37
     7       13.16      12        8.24       17        6.23      21        5.32       25        4.71     29          4.27
     8       11.68      13        7.71       18        5.96      22        5.15       26        4.59     30          4.18
     9       10.53      14        7.26
----------------------------------------------------------------------------------------------------------------------------------

Option 2 - Life Income
-------------------------------------------------------------------------------------------------------------------------------
 Male Annuitant                                                   Female Annuitant
-------------------------------------------------------------------------------------------------------------------------------
 Attained                 Guaranteed Period          Install-     Attained        Guaranteed Period            Install-
  Age of    Life                                       ment        Age of     Life                             ment
 Annuitant  Only   5 Yrs.  10 Yrs.  15 Yrs.    20     Refund      Annuitant   Only    5 Yrs. 10 Yrs.  15 Yrs.   20 Yrs.  Refund
-------------------------------------------------------------------------------------------------------------------------------
    40     $3.56   $3.56    $3.55    $3.54   $3.52    $3.49           40      $3.39   $3.39   $3.39    $3.38    $3.37    $3.36
    41      3.60    3.60     3.59     3.58    3.55     3.53           41       3.43    3.43    3.43     3.42     3.41     3.39
    42      3.65    3.65     3.64     3.62    3.59     3.57           42       3.47    3.47    3.46     3.45     3.44     3.42
    43      3.70    3.70     3.69     3.67    3.64     3.61           43       3.51    3.51    3.50     3.49     3.48     3.46
    44      3.75    3.75     3.74     3.71    3.68     3.66           44       3.55    3.55    3.54     3.53     3.52     3.50

    45      3.80    3.80     3.79     3.76    3.73     3.70           45       3.60    3.59    3.59     3.58     3.56     3.54
    46      3.86    3.86     3.84     3.81    3.77     3.75           46       3.64    3.64    3.63     3.62     3.60     3.58
    47      3.92    3.91     3.90     3.87    3.82     3.80           47       3.69    3.69    3.68     3.67     3.64     3.62
    48      3.98    3.97     3.95     3.92    3.87     3.85           48       3.74    3.74    3.73     3.72     3.69     3.67
    49      4.05    4.04     4.02     3.98    3.92     3.90           49       3.80    3.80    3.79     3.77     3.74     3.72

    50      4.11    4.11     4.08     4.04    3.98     3.96           50       3.86    3.85    3.84     3.82     3.78     3.77
    51      4.18    4.18     4.15     4.10    4.03     4.02           51       3.92    3.91    3.90     3.87     3.84     3.82
    52      4.26    4.25     4.22     4.17    4.09     4.08           52       3.98    3.98    3.96     3.93     3.89     3.87
    53      4.34    4.33     4.29     4.23    4.15     4.14           53       4.05    4.04    4.02     3.99     3.94     3.93
    54      4.42    4.41     4.37     4.31    4.21     4.21           54       4.12    4.11    4.09     4.06     4.00     3.99

    55      4.51    4.50     4.45     4.38    4.27     4.28           55       4.19    4.19    4.16     4.12     4.06     4.05
    56      4.60    4.59     4.54     4.46    4.33     4.35           56       4.27    4.26    4.24     4.19     4.12     4.12
    57      4.70    4.68     4.63     4.54    4.39     4.43           57       4.36    4.35    4.32     4.27     4.19     4.19
    58      4.81    4.79     4.73     4.62    4.46     4.51           58       4.44    4.43    4.40     4.34     4.25     4.26
    59      4.92    4.90     4.83     4.70    4.52     4.60           59       4.54    4.53    4.49     4.42     4.32     4.34

    60      5.04    5.01     4.93     4.79    4.59     4.69           60       4.64    4.63    4.58     4.51     4.39     4.42
    61      5.17    5.14     5.05     4.89    4.66     4.78           61       4.75    4.73    4.68     4.59     4.46     4.50
    62      5.30    5.27     5.16     4.98    4.72     4.88           62       4.86    4.84    4.79     4.69     4.53     4.59
    63      5.45    5.41     5.29     5.08    4.79     4.98           63       4.98    4.96    4.90     4.78     4.60     4.69
    64      5.60    5.56     5.42     5.18    4.85     5.09           64       5.11    5.09    5.01     4.88     4.67     4.79

    65      5.77    5.72     5.55     5.28    4.91     5.21           65       5.25    5.22    5.14     4.98     4.75     4.89
    66      5.95    5.89     5.69     5.38    4.97     5.33           66       5.40    5.37    5.27     5.08     4.82     5.00
    67      6.14    6.07     5.84     5.48    5.03     5.45           67       5.56    5.52    5.40     5.19     4.89     5.12
    68      6.34    6.25     5.99     5.58    5.09     5.59           68       5.73    5.68    5.55     5.30     4.96     5.25
    69      6.56    6.45     6.15     5.68    5.14     5.72           69       5.91    5.86    5.70     5.41     5.02     5.38

    70      6.78    6.66     6.31     5.78    5.19     5.87           70       6.11    6.05    5.86     5.53     5.08     5.51
    71      7.03    6.89     6.47     5.88    5.23     6.03           71       6.32    6.25    6.03     5.64     5.14     5.66
    72      7.29    7.12     6.64     5.97    5.27     6.19           72       6.56    6.47    6.20     5.75     5.20     5.82
    73      7.57    7.37     6.82     6.07    5.31     6.35           73       6.81    6.70    6.38     5.86     5.24     5.99
    74      7.86    7.63     6.99     6.15    5.34     6.54           74       7.08    6.95    6.57     5.97     5.29     6.16

    75      8.18    7.90     7.17     6.24    5.37     6.72           75       7.37    7.22    6.76     6.08     5.33     6.35
    76      8.52    8.19     7.34     6.32    5.40     6.92           76       7.69    7.50    6.96     6.18     5.36     6.55
    77      8.89    8.49     7.52     6.39    5.42     7.12           77       8.03    7.81    7.16     6.27     5.39     6.76
    78      9.27    8.81     7.69     6.46    5.44     7.35           78       8.40    8.13    7.36     6.35     5.42     6.97
    79      9.69    9.14     7.86     6.52    5.46     7.58           79       8.80    8.47    7.56     6.43     5.44     7.21

    80      10.13   9.48     8.03     6.57    5.47     7.82           80       9.24    8.83    7.76     6.50     5.45     7.44
    81      10.61   9.84     8.19     6.62    5.48     8.07           81       9.71    9.21    7.95     6.56     5.47     7.71
    82      11.12  10.20     8.34     6.67    5.49     8.34           82      10.22    9.61    8.13     6.62     5.48     7.97
    83      11.66  10.58     8.48     6.70    5.50     8.62           83      10.78   10.02    8.31     6.67     5.49     8.28
    84      12.23  10.96     8.62     6.74    5.50     8.88           84      11.37   10.45    8.47     6.71     5.50     8.57

    85      12.84  11.35     8.75     6.76    5.50     9.20           85      12.02   10.88    8.62     6.74     5.50     8.88
-----------------------------------------------------------------------------------------------------------------------------

Option 3 - Interest Installments
----------------------------------

    Monthly             $ 2.47
    Quarterly             7.42
    Semi-Annually        14.89
    Annually             30.00

----------------------------------

Option 4 - Income of Fixed Amount
--------------------------------------------------------------------------------
 Monthly                        Monthly                   Monthly
 Income      Years     Months   Income   Years   Months   Income  Years   Months
 $5.00        22         10      $7.50     13       5    $12.50     7       4
  6.00        17         10       8.00     12       5     15.00     6       0
  6.67        15          6       9.00     10       9     16.67     5       4
  7.00        14          7      10.00      9       6     17.50     5       1
--------------------------------------------------------------------------------

At the end of the Payment Option 4 periods shown, there may be a small remaining balance, which will be paid.


94-516                               Page 13

                     This page was intentionally left blank.

                     This page was intentionally left blank.

================================================================================

                                FLEXIBLE PREMIUM
                           DEFERRED VARIABLE ANNUITY

 Flexible Premium Deferred Variable Annuity in which the accumulation value may be allocated between the variable sub-accounts of the separate account and the interest rate guarantee periods of the guaranteed interest account. Amounts allocated to the variable sub-accounts may increase or decrease based on the investment experience of the variable sub-accounts selected. Annuity payments begin on the maturity date. A death benefit is payable if the Owner's death occurs before annuity payments begin. Non-participating (No dividends).

================================================================================

                   Jefferson Pilot Financial Insurance Company
                [One Granite Place, Concord, New Hampshire 03301]

Important Information

This policy is a valuable asset. Read it carefully and file it with your other valuable papers.

When writing our Variable Annuity Service Center please give the policy number, and the Owner's full name and address.

Contact our Variable Annuity Service Center at [P.O. Box 515, Concord, New Hampshire 03302-0515, ] [Phone: 1-800-258-3638, ext. 5394,] or your registered representative for the following services:

1.    Information about this policy;

2.    Preparing claims papers, or other notices, elections or requests;

3. Examining any proposal to surrender this policy--this is for your own protection; and

4.    Additional annuity or insurance services.


94-516

Waiver of Withdrawal Charges for Extended Care Confinement and Terminal Illness Rider

THERE ARE NO BENEFITS UNDER THIS RIDER UNTIL AFTER THE FIRST POLICY ANNIVERSARY.

This rider is a part of the policy to which it is attached, and is effective as of the policy date.

After the first policy anniversary and subject to the terms of this rider, you may withdraw any amount of the accumulation value without a withdrawal charge. This may occur if the Owner or Joint Owner is:

1. Confined to an extended care facility or hospital. Extended Care Confinement is defined below, and it must be for at least 30 consecutive days. The Owner's or Joint Owner's confinement must begin after the first policy anniversary; or

2. First diagnosed with a terminal illness, after the policy date. Terminal illness is defined below.

The amount available for withdrawal will be determined on the date of withdrawal as:

1.    The accumulation value; less

2.    Any taxes payable by us and not previously deducted.

We must receive a written request from you to pay the benefit under this provision. The accumulation value will be reduced by the amount of your withdrawal. The accumulation value can also be reduced by any premium tax or Federal, state or local taxes payable by us that have not been previously deducted. If the entire accumulation value is withdrawn, the policy will terminate.

There may be adverse tax consequences if you choose to take a withdrawal under this rider. Please contact your tax advisor before requesting a withdrawal under this rider.

Extended Care Facility or Hospital

An extended care facility is a facility which:

1.    Is located in the United States or its territories;

2.    Is licensed in the jurisdiction in which it is located;

3.    Provides custodial care under the supervision of a registered nurse
      (R.N.); and

4.    Can accommodate three or more persons.

An extended care facility does not include any facility owned or operated by the Owner or Joint Owner. It also does not include a facility owned or operated by the Owner's or Joint Owner's spouse, children, parents, grandparents, grandchildren, siblings or in-laws.

A hospital is a facility which:

1.    Is located in the United States or its territories;

2.    Is licensed as a hospital in the jurisdiction in which it is located;

3.    Is supervised by a staff of licensed physicians;

4. Provides nursing services 24 hours a day by, or under, the supervision of a R.N.;

5. Operates primarily for the care and treatment of sick or injured persons as inpatients for a charge; and

6.    Has a medical, diagnostic and major surgical facility.

Extended Care Confinement

To be eligible for the benefit under this provision the following conditions must be satisfied:

1. The Owner's or Joint Owner's confinement must be prescribed by a licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.) practicing within the scope of his of her license. The M.D. or D.O. must be licensed in his or her state of residence and must be practicing within the scope of his or her license. The M.D. or D.O. may not be the Owner or Joint Owner. The M.D. or D.O. also can not be the Owner's or Joint Owner's spouse, child, parent, grandparent, grandchild, sibling or in-law; and

2. The Owner's or Joint Owner's confinement must be medically necessary. The confinement must be:

      a. Appropriate and consistent with the diagnosis in accordance with accepted standards of practice; and

      b. Necessary to avoid adversely affecting the Owner's or Joint Owner's condition.

     Such diagnosis must be confirmed in writing to us by the attending licensed physician.

     We reserve the right to require, at our expense, an examination by a physician of our choice to confirm the diagnosis. We also reserve the right to request documents from the Owner's or Joint Owner's attending physician that support the diagnosis. If there are conflicting opinions between the diagnosis of the attending physician and the physician of our choice, the diagnosis of the physician of our choice will be final.

3. You must request the benefit no later than 91 days after the date confinement ceased.

                                                                     (Continued)

AE-134                                                 Jefferson Pilot Financial
                                                       Insurance Company

4. We must receive written proof of the Owner's or Joint Owner's confinement. Such documents must be provided no later than 91 days after the date of such request.

Terminal Illness

A terminal illness is defined as when the attending licensed physician has diagnosed the Owner's or Joint Owner's life expectancy to be 12 months or less measured from the date of the attending licensed physician's statement. Such a diagnosis must be confirmed in writing to us by the attending licensed physician.

The Owner's or Joint Owner's terminal illness must be diagnosed by a M.D. The M.D. must be practicing within the scope of his or her license. The M.D. may not be the Owner or Joint Owner. The M.D. also can not be the Owner's or Joint Owner's spouse, child, parent, grandparents, grandchild, sibling or in-law.

We reserve the right to require, at our own expense, an examination by a physician of our choice to confirm the terminal illness diagnosis. We also reserve the right to require documents from the Owner's or Joint Owner's attending physician that support the terminal illness diagnosis. If there are conflicting opinions between the diagnosis of the attending licensed physician and the physician of our choice, the diagnosis of the physician of our choice will be final.

Charge

For this rider, a charge will be deducted daily from each variable sub-account. On an annual basis, this charge equals 0.05% of each variable sub-account value. This charge will continue for as long as the policy is in force.

Once elected, this rider cannot be changed or canceled.

We reserve the right to terminate this rider if there is a change in the Owner or Joint Owner.

Signed for Jefferson Pilot Financial Insurance Company.


/s/ Robert A. Reed

Secretary

Rider for Enhanced Death Benefit - Option 1

This rider is a part of the policy to which it is attached, and is effective beginning on the policy date.

For purposes of this rider, if there are Joint Owners, age will be based on the age of the older Owner.

Enhanced Death Benefit

The enhanced death benefit, referenced in the Death Benefits Before Annuity Payments Begin provision of the policy, is defined as the greater of:

1. The sum of all premiums paid less the sum of any adjusted partial withdrawals, accumulated with interest at 4.00% per year through the end of the policy year in which you reach age 75, but never more than 200% of all premiums paid less any partial withdrawals; or

2. The accumulation value on the most recent 5th policy anniversary while you are alive and before you reach age 75, plus any premiums paid less the sum of any adjusted partial withdrawals made since that policy anniversary.

Adjusted Partial Withdrawals

Adjusted partial withdrawals are the product of 1 times 2 where:

1. Is the ratio of the amount of the partial withdrawal (and any applicable withdrawal charges or deduction for taxes) to the accumulation value on the date of (but prior to) the partial withdrawal; and

2.    Is the death benefit on the date of (but prior to) the partial withdrawal.

Charge

For this rider, a charge will be deducted daily from each variable sub-account. On an annual basis, this charge equals 0.10% of each variable sub-account value.

This charge will continue for as long as the policy is in force, including after the Owner or Joint Owner turns age 75.

Once elected, this rider may not be canceled.

We reserve the right to terminate this rider if there is a change in the Owner or Joint Owner.

Signed for Jefferson Pilot Financial Insurance Company.


/s/ Robert A. Reed

Secretary

AE-135                                                 Jefferson Pilot Financial
                                                       Insurance Company

Rider for Enhanced Death Benefit - Option 2

This rider is a part of the policy to which it is attached, and is effective beginning on the policy date.

For purposes of this rider, if there are Joint Owners, age will be based on the age of the older Owner.

Enhanced Death Benefit

The enhanced death benefit, referenced in the Death Benefits Before Annuity Payments Begin provision of the policy, is defined as follows:

      The greatest accumulation value on any policy anniversary while you are alive and before you reach age 75, plus any premiums paid, less any adjusted partial withdrawals made since that policy anniversary.

Adjusted Partial Withdrawals

Adjusted partial withdrawals are the product of 1 times 2 where:

1. Is the ratio of the amount of the partial withdrawal (and any applicable withdrawal charges or deductions for taxes) to the accumulation value on the date of (but prior to) the partial withdrawal; and

2.    Is the death benefit on the date of (but prior to) the partial withdrawal.

Charge

For this rider, a charge will be deducted daily from each variable sub-account. On an annual basis, this charge equals 0.15% of each variable sub-account value.

This charge will continue for as long as the policy is in force, including after the Owner or Joint Owner turns age 75.

Once elected, this option may not be canceled.

We reserve the right to terminate this rider if there is a change in the Owner or Joint Owner.

Signed for Jefferson Pilot Financial Insurance Company.


/s/ Robert A. Reed

Secretary

AE-136                                                 Jefferson Pilot Financial
                                                       Insurance Company